WANXING-WHO
MEMORANDUM OF UNDERSTANDING

Sign date: Feb 12, 2003

Sign adress: Shanghai wanxing bio-pharmaceuticals,

P.R.China

DRAFT
MEMORANDUM OF UNDERSTANDING

1. This Memorandum of Understanding is between Wanxing bioPharmaceuticals, having its registered place of business at No. 58, Lane 4705, YangGao Rd. Pudong New Area, Shanghai, China (hereinafter referred to as "the Company") and the World Health Organization, having its headquarters at 20, avenue Appia, 12ll Geneva 27, Switzerland (hereinafter referred to as "WHO").

2. WHO is coordinating, on a non-exclusive and world-wide basis, efforts to develop effective products for the vaccination of humans against malaria (hereinafter referred to as "the Field").

3. The Company and WHO (hereinafter referred to as "the Parties") wish to collaborate on the further development for use in the Field of the candidate vaccine based on the PfCP-2.9 AMA-1(III)/MSP1-19 chimeric protein, discovered by Dr Weiqing Pan of the Second Military Medical University, Shanghai, China ("the University"), with the financial support of, and under Technical Services Agreements with, WHO. The aforesaid candidate vaccine, including in particular the chimeric protein on which it is based, is the subject of Chinese patent application 01105292.9 and international patent application PCT/CN02/0004 in the name of the University, including all other patents anywhere in the world corresponding thereto, or claiming priority therefrom, and in which the Company has an exclusive licence, concluded between the University and the Company on March 22, 2001, to practise the inventions covered thereby and to develop, make, have made, use and sell products resulting therefrom (hereinafter referred to as "the Compound", as further defined in paragraph 15(e) below) for use in the Field. Now, therefore, the Parties hereby agree to collaborate as described in this Memorandum of Understanding.

4. (a) Subject to the availability of funds, and in consultation with the Company, WHO shall arrange and cover part of the cost of such studies, trials and other development work as it considers necessary and advisable for the development of the Compound as an effective and safe product for use in the Field. In the first instance, it is intended that WHO's support will consist of arranging and providing part financial support for a Phase I clinical trial evaluation of the Compound in healthy volunteers in China (hereinafter referred as "the Trial"). It is envisaged that such support will include compensation for the 52 volunteers participating in the trial, compensation of the hospital carrying the Trial and covering the expenses for the monitoring of the Trial, through an independent Data Safety and Monitoring Board (DSMB) established for that purpose by WHO. Additional support by WHO will be dependent, in its sole discretion, on its assessment of the results of the aforementioned work and of its ongoing assessment of the safety and efficacy of the Compound, and its formulation, for use in the Field.

(b) WHO shall seek the Company's prior written agreement with any third party contracted by WHO to carry out the studies and trials under this Memorandum of Understanding on WHO's behalf, it being understood that the Company shall not unreasonably withhold such agreement.

(c) The Company shall cover the balance of the cost of the Trial referred to in paragraph 4(a) above, and agrees to supply WHO, or its designee, without charge, sufficient quantities of the Compound to enable the carrying out of any studies and trials under this Memorandum of Understanding, provided that WHO and any parties acting on behalf of WHO shall use such quantities solely for that purpose.

5. (a) The Company shall use its reasonable best efforts, including the commitment

of adequate financial resources, to develop, produce and market the Compound as a product for use in the Field, if it is mutually agreed that the Compound can be developed into a safe and effective product for that use.

(b) If the Company decides at any stage of the developmental work not to continue with the development of the Compound as a product for use in the Field, or if it is decided not to distribute, or have distributed, the Compound for such use at any time after the development of the Compound has been completed, the Company shall, upon request, make available to WHO, on a confidential basis in accordance with terms of paragraph 8 below, all relevant data and other information generated to date and such world-wide, non-exclusive, sublicensable licences, for the duration of the intellectual property rights, as are necessary for the continued development of the Compound, if applicable, and production and distribution as a product for use in the Field. Such licences may, if required by the Company, be subject to agreement on the payment of a reasonable royalty, as a part of the grant of such licenses. The aforesaid royalty shall reflect the relative importance of the contribution of the Company in relation to the contribution of WHO, and any third parties collaborating with WHO, in the overall development of the Compound into a product for use in the Field.

6. In the event that, and for so long as, the Compound is commercially produced or distributed as a product for use in the Field by the Company, by any person acting on behalf of the Company, or by any person contracted by the Company to manufacture the Compound or otherwise acting pursuant to rights derived from the Company, the Company agrees to ensure that the Compound shall be made available to Public Sector Agencies in sufficient quantities to meet the needs of such Agencies for Distribution of the Compound Through the Public Sector of Developing Countries at a price in conformity with this paragraph 6. In the absence of any Distribution of the Compound Through the Private Sector, the Compound shall be made available to Public Sector

Agencies at the lowest possible, commercially reasonable price. In the event the Compound is Distributed Through both the Private and Public Sectors:

(a) the price at which the Compound is made available for Distribution Through the Private Sector shall be set at such level as desired by the Company, and

(b) the price at which the Compound is made available to Public Sector Agencies for Distribution Through the Public Sector of Developing Countries shall be (i) preferential compared to the Private Sector price, and (ii) set at the lowest possible level permitting a commercially reasonable return on combined worldwide sales of the Compound for Distribution in both Public and Private Sectors.

The price at which the Compound shall be made available to Public Sector Agencies for Distribution through the Public Sector of Developing Countries shall be negotiated in good faith between the Parties in accordance with the terms of this paragraph 6, prior to the first launch of the Compound. Nothing contained herein shall, however, be interpreted as requiring the Company to sell the Compound at a price below cost directly attributable to the actual manufacture of the Compound (as determined under generally accepted international accounting principles), plus a mark-up of 20% (twenty percent). "Cost directly attributable to the actual manufacture" as used herein shall mean the total of the following:

(i). raw material costs
(ii). raw material wastage
(iii). packaging material costs
(iv). packaging material wastage
(v). costs of quality control testing
(vi). transport costs
(vii). warehousing at the request of WHO or the Public Sector Agency

(viii). direct energy costs in production

(ix). direct labour costs

(x). direct labour-related overheads

(xi). amortization on capital investment provided by the Company:

- allocable portion of building used in connection with the production of the Compound, over a period of 15 years.
- machinery or related equipment used in the production of the Compound over a period of 5 years.

(xii). fixed overheads for the manufacturing site

(xiii). allocable general and administrative costs

(xiv). other financial charges as specifically applicable to the sale of the Compound

(xv). interest charges on investment in the production and sale of the Compound

(xvi). research and development costs directly attributable to the production of the Compound, insofar as such costs have been incurred by the Company no more than two and a half years before the signing of this Memorandum on Understanding.

The aforesaid actual manufacturing costs shall be calculated on the basis of the manufacture of one million units of the Compound in both the Public and the Private Sectors per annum or the actual number of units so manufactured, whichever is greater.

On the request of WHO, the Company shall present supporting documentation adequately justifying the proposed pricing structure. The Parties acknowledge that this provision creates rights which are directly enforceable by WHO on its own behalf and on behalf of Public Sector Agencies wishing to purchase the Compound. The Parties additionally acknowledge that this provision is for the benefit of Public Sector Agencies and therefore creates rights which are directly enforceable by any Public Sector Agency on its own behalf. The Company hereby waives any right it might

otherwise have to object to the standing of any such Public Sector Agency to enforce the rights created hereunder.

7. In the event that the contribution of WHO under this Memorandum of Understanding directly results in, or otherwise directly contributes to, the development of the Compound into a product for use outside of the Field, WHO shall receive a reasonable royalty based on the relative importance of the contribution of WHO in developing the Compound for such use. The amount of such royalty shall be negotiated in good faith between the Parties.

8. (a) Each Party shall, on request, disclose to the other Party, in the form of written documentation, on a confidential basis in accordance with the terms of paragraph 8(b) below, all data and information already available to it, or developed by it during the course of this Memorandum of Understanding, relating in any way to the Compound.

(b) When information provided in the context of this Memorandum of Understanding is described by the Party providing it as confidential, the receiving Party shall take all reasonable measures to keep the information confidential and shall only use the information for the purpose for which it was provided. Disclosure shall be made only to those persons who have a need to know the information for the aforesaid purpose, and who are bound by similar obligations of confidentiality and restrictions on use as contained herein. In this connection, each Party shall obtain appropriate written non-disclosure undertakings from any persons having access to confidential information of the disclosing Party, it being understood, however, that WHO staff are bound by obligations of confidentiality as contained in WHO's Staff Regulations, and shall not therefore be required to execute separate written non-disclosure undertakings as aforesaid.

Not withstanding any of the foregoing, there shall be no obligations of confidentiality or restrictions on use where:

(i) the information is publicly available, or becomes publicly available otherwise than by action of the receiving Party; or

(ii) the information was already known to the receiving Party (as evidenced by its written records) prior to its receipt; or

(iii) the information was received from a third party not in breach of an obligation of confidentiality owed to the disclosing Party.

Unless another period is stipulated by the Party providing the information, the obligations of this paragraph 8 shall continue for a period of ten years after the termination of this Memorandum of Understanding, except in the case of paragraph 5(b) where no expiration period shall apply.

9. Subject to each Party's proprietary rights, research results generated by a Party pursuant to collaboration under this Memorandum of Understanding may be published by that Party. In order to avoid prejudicing proprietary rights, the submitting Party shall transmit to the other Party for its review the material intended to be published at least 60 working days before a proposed publication is submitted to any editor, publisher, referee or meeting organizer. In the absence of an objection by the other Party within that 60 day period, concerning prejudice to its proprietary rights, the publication may proceed.

10. Without the prior written consent of the other Party, neither Party shall, in any statement or material of an advertising or promotional nature, refer to the relationship of the other Party to their collaboration pursuant to this Memorandum of

Understanding, or to the relationship of the other Party to the Compound.

11. Nothing in this Memorandum of Understanding shall be deemed to constitute a partnership between the Parties or to constitute either Party as the agent of the other.

12. The Company shall obtain reasonable liability insurance acceptable to WHO, naming WHO as an additional assured party if it so requests, before the commencement of any clinical trials utilizing the Compound. If the Company decides to proceed to the manufacture and distribution of the Compound for any use, it shall agree to indemnify WHO for all costs, expenses and claims of any kind arising from, as a result of, or in connection with the manufacture, distribution, use or sale of the Compound by or on behalf of the Company, its licensees or assignees. The Company shall have obtained reasonable product liability insurance to this effect, acceptable to WHO, before commercial distribution of the Compound commences.

13. This Memorandum of Understanding shall be binding upon the Parties, as well as their successors and assignees, and the name of a Party appearing in this Memorandum of Understanding shall be deemed to include the names of its successors and assignees, provided that nothing herein shall permit any assignment of this Memorandum of Understanding by either Party without the prior written agreement of the other (such agreement not to be unreasonably withheld).

14. This Memorandum of Understanding shall continue in force for an initial period of three years from the date it has been signed by both Parties and for additional periods of one year each in the absence of notice by a Party of its intention to terminate it, given at least three months before the end of the current term. Notwithstanding the foregoing, the rights and obligations of the Parties set forth in paragraphs 5(b), 6, 7, 8,

9, 10 and 12 shall survive the termination of this Memorandum of Understanding.

15. For the purpose of this Memorandum of Understanding,

(a) "Public Sector Agency" means a government, or a department or agency thereof, or a recognized non-profit organization or entity, including WHO and any other organization within the United Nations system;

(b) "Distribution Through the Public Sector" means disposal or use by or on behalf of a Public Sector Agency of the Compound on a non-profit basis;

(c) "Distribution Through the Private Sector" means sale of the Compound in a manner not constituting Distribution Through the Public Sector;

(d) "Developing Country" means any country other than Andorra, Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Japan, Luxembourg, Monaco, the Netherlands, New Zealand, Norway, Portugal, San Marino, Spain, Sweden, Switzerland, the United Kingdom, and the United States of America. For the purpose of this Memorandum of Understanding the status of any republic, previously included in the former Union of the Soviet Socialist Republics and the former Federal Socialist Republic of Yugoslavia, as well as Albania, Bulgaria, the Czech Republic, Hungary, Poland, Romania, and the Slovak Republic, shall be determined by the first document emanating from the United Nations system classifying or listing it as either a developed, a developing, or least developed country. Republics classified or listed in such document as a developing or least developed country shall be deemed as a Developing Country under this Memorandum of Understanding.

(e) "Compound" means the candidate vaccine based on the PfCP-2.9 AMA-

1(III)/MSP1-19 chimeric protein, developed in the manner described in paragraph 3 above, any analogue developed in connection with the collaboration covered by this Memorandum of Understanding and the finished product incorporating the above in dosage form for human use.

16. Any dispute relating to the interpretation or execution of this Memorandum of Understanding shall, unless amicably settled, be subject to conciliation. In the event of failure of the latter, the dispute shall be settled by arbitration. The arbitration shall be held at a mutually acceptable independent location, in the English language, and shall otherwise be conducted in accordance with the modalities to be agreed upon by the Parties, or in the absence of agreement, with the rules of arbitration of the International Chamber of Commerce. The Parties shall accept the arbitral award as final.

Accepted on behalf of:

Signature:

Name:

Title:

Date: 2003-02-12

Accepted on behalf of
the World Health Organization:

Signature:

Name: Dr Marie-Paule Kieny

Title: Director, IVR

Date: 12-02-2003